Exhibit 99.2

FOR IMMEDIATE RELEASE

At the Company
Kim Hillyer	Jeff Goeser
Managing Director, Corporate Communications	Managing Director, Investor Relations
(402) 574-6523	(402) 597-8464
kim.hillyer@tdameritrade.com	jeffrey.goeser@tdameritrade.com

TD Ameritrade Provides Leadership Update

President and CEO Tim Hockey to leave company in February 2020

Management Conference Call to be held Monday (7/22) at 5 p.m. EDT

OMAHA, Neb., July 22, 2019 – In discussing the best path forward for TD Ameritrade Holding Corporation (Nasdaq: AMTD) – its clients, Associates and shareholders – the company’s board of directors and President and Chief Executive Officer Tim Hockey have made the decision that he will leave the company upon the appointment of a new leader to guide its next phase of growth.

The board will begin a search for Hockey’s successor, engaging a nationally-recognized executive search firm to assist in the process, which will include internal and external candidates. Hockey has agreed to stay in his role as the board conducts its search, until the end of February 2020. If his successor is named before that time, he will move into an advisory role to help with the transition.

On behalf of the board, Chairman Joe Moglia said: “We are grateful to Tim for his leadership and the contributions he made to the company over his tenure as CEO. He played a key role in the successful integration of Scottrade and has taken important steps to position TD Ameritrade for long-term success. We are pleased that he has agreed to remain in his role to ensure a smooth transition while we conduct our search to identify the right candidate to lead the company in its next chapter of growth.”

“The time I’ve spent working alongside my fellow Associates at TD Ameritrade has been one of the highlights of my career,” Hockey said. “Together we embarked on a journey to transform lives and investing for the better, and we’ve accomplished a lot. I believe TD Ameritrade is well-positioned to continue as an industry leader and innovator, and until my last day, 100 percent of my energy will be focused on helping our Associates drive our strategy forward. I’m intent on keeping our momentum going, and setting up my successor for long-term success.”

Bharat Masrani, vice-chair of the TD Ameritrade board, and group president and CEO of TD Bank Group, the company’s largest shareholder, added: “TD Ameritrade is an important strategic investment for TD, opening new opportunities for both organizations, and we remain confident in the business and its continued success. We also extend our thanks to Tim for his leadership and for the important contributions he has made at TD Ameritrade. We wish him the very best for the future.”

Company to hold Conference Call

TD Ameritrade will hold a conference call to discuss this announcement and its third quarter earnings release, and to take questions from analysts today, July 22, 2019, at 5:00 p.m. EDT (4:00 p.m. CDT). Participants may listen to the conference call by dialing 866-393-4306.

A replay of the phone call will be available by dialing 855-859-2056 and entering the Conference ID 9195175 beginning at 8:00 p.m. EDT (7:00 p.m. CDT) on July 22, 2019. The replay will be available until 11:59 p.m. EDT (10:59 p.m. CDT) on July 29, 2019. A transcript of the call will be available on the company’s corporate web site, www.amtd.com, via the “Earnings” page beginning Friday, July 26, 2019.

About TD Ameritrade Holding Corporation

TD Ameritrade provides investing services and education to more than 11 million client accounts totaling approximately $1.3 trillion in assets, and custodial services to more than 7,000 registered investment advisors. We are a leader in U.S. retail trading, executing an average of approximately 800,000 trades per day for our clients, more than a quarter of which come from mobile devices. We have a proud history of innovation, dating back to our start in 1975, and today our team of 10,000-strong is committed to carrying it forward. Together, we are leveraging the latest in cutting edge technologies and one-on-one client care to transform lives, and investing, for the better. Learn more by visiting TD Ameritrade’s newsroom at www.amtd.com, or read our stories at Fresh Accounts.

Brokerage services provided by TD Ameritrade, Inc., member FINRA (www.FINRA.org) / SIPC (www.SIPC.org)

Safe Harbor

This document contains forward-looking statements within the meaning of the federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. In particular, forward-looking statements contained in this discussion include our expectations regarding: the effect of client trading activity on our results of operations; the effect of changes in interest rates on our net interest spread; the amount of net revenues; average commissions per trade; the amounts of total operating expenses and advertising expense; our effective income tax rate; our capital and liquidity needs and our plans to finance such needs; and our plans to return capital to stockholders through cash dividends and share repurchases. These statements reflect only our current expectations and are not guarantees of future performance or results. These statements involve risks, uncertainties and assumptions that could cause actual results or performance to differ materially from those contained in the forward-looking statements. These risks, uncertainties and assumptions include, but are not limited to: economic, social and political conditions and other securities industry risks; interest rate risks; liquidity risks; credit risk with clients and counterparties; risk of liability for errors in clearing functions; systemic risk; systems failures, delays and capacity constraints; network security risks; competition; reliance on external service providers; new laws and regulations affecting our business; net capital requirements; extensive regulation, regulatory uncertainties and legal matters; difficulties and delays in integrating the Scottrade Financial Services, Inc. (“Scottrade”) business or fully realizing cost savings and other benefits from the acquisition; disruptions from the Scottrade acquisition; or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; the inability to achieve synergies or to implement integration plans and other consequences associated with other acquisitions; and the other risks and uncertainties set forth under Item 1A. – Risk Factors of the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2018. These forward-looking statements speak only as of the date on which the statements were made. We undertake no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by the federal securities laws.